CONSULTING AGREEMENT


This Agreement is made on the 7th day of January, 2002, by and between USA Ventures (hereafter referred to as USAV) and OEF Corporate Solutions, Inc. (OEF)

USAV's management and staff have a background in business plan development, sales and marketing and is willing to provide services to OEF based on this background. Both parties agree as follows:


1. DESCRIPTION OF SERVICES. Beginning on the date of this agreement USAV will provide the following services, (collectively the "Services"):

-    Assist  OEF  in  developing  its  business  plan.

- Give professional advice and assistance in the areas of corporate structure, corporate finance, management structure, time line projections, future funding and marketing.

2. PERFORMANCE OF SERVICES. The manner in which the services are to be performed and the specific hours to be worked by USAV, shall be determined by USAV. OEF will rely on USAV to work as many hours as reasonably necessary to fulfill USAV's obligations under this Agreement.

3. PAYMENT. OEF will pay a fee in the amount of $5,000, which will include a $2,000 retainer.

4. EXPENCES. USAV shall be entitled to reimbursements from OEF for all reasonable "out of pocket" expenses including, but not limited to: travel, meals, postage, copying, and phone.

5. TERM/TERMINATION. This Agreement shall automatically terminate upon consultant's completion of the services required by this Agreement.

6. RELATIONSHIP OF PARTIES. It is understood by both parties that USAV is an independent contractor with respect to OEF and not an employee. OEF will not provide fringe benefits for the benefit of USAV. This includes health insurance benefits, paid vacation, or any other employee benefits.

7. CONFIDENTIALITY. USAV recognizes that it has and will have the following information and or trade secrets including, but not limited to: inventions, apparatus, future plans, business affairs, prices information (Information), customer lists, product design information and other proprietary information, which are valuable, special and unique assets of OEF. USAV will not at any time or in any manner, either directly, or indirectly, use any information to any third party without the prior written consent of OEF. USAV will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.


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8.     RETURN OF RECORDS.  Upon termination of this Agreement, USAV shall return all records, notes, data, memorandum, models and equipment of any nature that are in USAV's possession or under USAV's control that are property or relate to 's business.

9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of both parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements made between the parties.

10. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

11. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

12. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.



OEF  Corporate  Solutions,  Inc.



By:  ___________________________



USA  Ventures



By:  __________________________________


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